Exhibit 10(a)(9)
AMENDED AND RESTATED
CONSULTING AND NON-COMPETE AGREEMENT

DATE:	July 10, 2009

PARTIES:	William G. Currie	Universal Forest Products, Inc.
	1830 Beard Dr. SE	(and its affiliates and subsidiaries)
	Grand Rapids, MI 49546	2801 East Beltline NE
Grand Rapids, MI 49525
	(herein the “Advisor”)	(herein “UFP”)
Whereas, the parties entered into a Consulting and Non-Compete Agreement dated December 17, 2007; and,
Whereas, the agreement provided a formula for calculation of the amount of payments due to the Advisor based in part on the compensation of the advisor subsequent to December 17, 2007;
Now, therefore, the parties hereby amend and restate the Consulting Agreement to provide the actual payments due under the formula, and to combine the Consulting Agreement and Nondisclosure Agreement, the latter of which is hereby terminated.
PURPOSE OF THE AGREEMENT.
Advisor has served UFP for many years as its Senior Executive Officer and presently serves as Chairman of the Board of Directors. Advisor’s leadership has been an important force in the success, growth and prosperity of UFP.
Advisor intends to retire as an officer of UFP as of July 21, 2009. UFP wishes to continue to utilize the experience, ability and skills of Advisor as an advisor and consultant following his retirement. Advisor has agreed to (1) provide those services upon the terms and conditions set forth in this Agreement, and (2) restrict his services from being provided to any competitors of UFP.
The Parties agree as follows:
SECTION 1. RETENTION OF ADVISOR.
1.1 Effective Date. Effective with Advisor’s retirement from UFP, July 21, 2009, (herein the “Effective Date”) and during the Consulting Term described in Section 4.1, UFP shall retain Advisor as an independent contractor and consultant. Advisor accepts such consulting relationship upon the terms and conditions set forth in this Agreement.

1.2 Services. Advisor agrees to provide business leadership, management, and investor relations consulting services, as requested by senior management or the Board of Directors of UFP, for the exclusive benefit of UFP. Advisor shall perform such consulting services faithfully for UFP during the term of this Agreement. Such consulting services will require approximately five hundred (500) hours per year of Advisor’s time. UFP will not pay consulting fees if the services are not provided. Advisor agrees to serve on UFP’s Board of Directors during the term of this Agreement.
1.3 Provision of Services. Advisor agrees to submit recommendations to the Chief Executive Officer and Board of Directors of UFP regarding business leadership, management, and investor relations, and such other aspects of the business of UFP as he, in his professional judgment and discretion, deems appropriate. Advisor shall also provide specific consultation and recommendations on particular issues or areas, as submitted to him by senior management or the Board of Directors of UFP. Advisor shall, in providing these services, exercise autonomy in determining the means and methods of accomplishing the result. If at any time during the Consulting Term, Advisor engages in other full time employment, Advisor shall not be deemed to be in breach of this Agreement, only if such employment consists of the Advisor providing services to one or more (a) charitable or non-profit organizations, or (b) Advisor’s family-owned for profit entities, including corporations, trusts, partnerships, or LLC’s, otherwise the Consulting Term shall terminate except for the provisions of Section 6 hereof, and UFP shall have no further obligations under this Agreement. Notwithstanding the foregoing, subject to Section 6 hereof, during the Consulting Term, Advisor may provide part-time services to third parties, including serving as a member of the board of directors of any such party. For purposes of this Agreement, full-time employment shall mean Advisor working in a position or positions, other than with UFP, which require Advisor to devote substantially all of a standard forty (40) hour work week.
1.4 Personal Services. Advisor agrees that this Consulting Agreement is for the personal services of the Advisor, based on his significant experience with the industry and his thirty five (35) years of service to UFP, and may be assigned to Currie Holdings LLC or a third party controlled by Advisor, provided however that the obligations to provide consulting services, board services and not to compete with UFP shall remain personal obligations of Advisor.

SECTION 2. CONSULTING FEE AND EXPENSE REIMBURSEMENT.
2.1 Consulting and Non-Compete Fee. In full satisfaction for any and all consulting, board service and non-compete payments to Advisor during the Consulting Term under this Agreement, UFP shall pay Advisor an annual fee equal to the average of the previous five years (2004-2008 inclusive) of compensation paid to Advisor while he was employed by UFP. The average annual compensation for this period is $1,413,157.
The fee will be paid in monthly installments in arrears in the amount of One Hundred Seventeen Thousand Seven Hundred Sixty-Three Dollars ($117,763.00).
2.2 Health Insurance. UFP will provide reimbursement to Advisor for health insurance coverage pursuant to COBRA for eighteen (18) months after the Effective Date. Thereafter, UFP will provide reimbursement to Advisor for health insurance costs up to Twelve Thousand Dollars ($12,000.00) per year.
2.3 Other Compensation and Fringe Benefit. Except as set forth in Section 3 of this Agreement, Advisor shall not receive any other payments from UFP, nor shall Advisor or any individual with whom he contracts to assist in the providing of services under this Agreement be eligible to participate in or receive benefits under any UFP fringe benefit programs, including, without limitation, disability, life insurance, and 401(k) benefits.
2.4 Allocation of Consideration. The consideration for the consulting services shall be Five Hundred Thousand Dollars ($500,000.00) per year. The consideration for serving as Chairman of the Board will be One Hundred Fifty Thousand Dollars ($150,000.00). Seven Hundred Sixty Three Thousand One Hundred Fifty Seven Dollars ($763,157.00) shall be allocated to Advisor’s obligations under Section 6 hereof.
2.5 Treatment of Stock Options. During the Consulting Term, Advisor will be considered as an Employee for the sole purpose of the reference contained in the stock option agreements and the stock grant described in Schedule 2.5.
SECTION 3. NATURE OF RELATIONSHIP; EXPENSES.
3.1 Independent Contractor. Except as otherwise expressly stated in this Agreement, Advisor shall be an independent contractor and shall not be an employee, servant, agent, partner, or joint venturer of UFP, or any of its officers, directors, or employees.

3.2 Insurance and Taxes. Advisor agrees to arrange for Advisor’s own liability, disability, and workers’ compensation insurance to cover himself and any of Advisor’s employees. Advisor agrees to be responsible for Advisor’s own tax obligations accruing as a result of payments for services rendered under this Agreement, as well as for the tax withholding obligations with respect to Advisor’s employees, if any. It is expressly understood and agreed by Advisor that should UFP for any reason incur tax liability or charges whatsoever as a result of not making any withholdings from payments for services under this Agreement, Advisor will reimburse and indemnify UFP for the same.
3.3 Equipment, Tools, Employees, and Overhead. Other than the expense reimbursement provided herein, UFP shall have no obligation to provide equipment or tools needed to provide services under this Agreement, including the salaries of and benefits provided to any employees of Advisor. Advisor shall be responsible for all of Advisor’s overhead costs and expenses.
SECTION 4. TERM.
4.1 Initial Term; Renewal. Unless otherwise terminated pursuant to the provisions of Section 4.2, this Agreement shall commence on the Effective Date and continue in effect until the third anniversary of the Effective Date (the “Consulting Term”).
4.2 Early Termination. The consulting fees and board fees payable under this Agreement shall be terminated upon the death or Disability of Advisor, or by written notice from UFP that, in UFP’s reasonable determination: (a) Advisor has refused, failed, or is unable to render consulting services under this Agreement; or (b) Advisor has breached any of Advisor’s other obligations under this Agreement. If the consulting relationship is terminated for any of the reasons set forth in the preceding sentence, the right of Advisor to the compensation set forth in Section 2 of this Agreement shall cease on the date of such termination, and UFP shall have no further obligation to Advisor under any of the provisions of this Agreement. Disability shall mean a physical or mental injury or illness that totally and permanently renders Advisor unable to perform all of the functions called for under this Agreement.
4.3 Non-Compete Payments. In the event of death or disability of Advisor, as defined in paragraph 4.2 above, the non-compete payments described in Section 6 will continue to be made to the beneficiary of Advisor or to the Advisor’s conservator.
4.4 Life Insurance. Advisor and UFP may agree to insure payment of amounts due upon the death of Advisor through a term life insurance policy or similar vehicle.

4.5 Effect of Termination. Termination of the consulting relationship shall not affect the provisions of the covenants set forth in Section 6, which provisions shall survive a termination of this Agreement in accordance with their terms.
SECTION 5. DESIGNS, INVENTIONS, PATENTS AND COPYRIGHTS.
5.1 Intellectual Property. Advisor and UFP shall agree, at the outset of any project, as to the scope of the project and Advisor’s role therein (the “Project Scope”). Advisor shall promptly disclose, grant, and assign to UFP for its sole use and benefit any and all designs, inventions, improvements, technical information, know-how and technology, and suggestions within the Project Scope relating in any way to the products of UFP or capable of beneficial use by customers to whom products or services of UFP are sold or provided, that Advisor may conceive, develop, or acquire while consulting with UFP (whether or not during usual working hours), together with all copyrights, trademarks, design patents, patents, and applications for copyrights, trademarks, divisions of pending patent applications, applications for reissue of patents and specific assignments of such applications that may at any time be granted for or upon any such designs, inventions, improvements, technical information, know-how, or technology (Intellectual Property).
5.2 Assignments and Assistance. In connection with the rights of UFP to the Intellectual Property, Advisor shall promptly execute and deliver such applications, assignments, descriptions, and other instruments as may be necessary or proper in the opinion of UFP to vest in UFP title to the Intellectual Property and to enable UFP to obtain and maintain the entire right and title to the Intellectual Property throughout the world. Advisor shall also render to UFP, at UFP’s expense, such assistance as UFP may require in the prosecution of applications for said patents or reissues thereof, in the prosecution or defense of interferences which may be declared involving any of said applications or patents, and in any litigation in which UFP may be involved relating to the Intellectual Property.
5.3 Copyrights. Advisor agrees to, and hereby grants to UFP, title to all copyrightable material first designed, produced, or composed in the course of or pursuant to the performance of work under this Agreement, which material shall be deemed “works made for hire” under Title 17, United States Code, Section 1.01 of the Copyright Act of 1976. Advisor hereby grants to UFP a royalty-free, nonexclusive, and irrevocable license to reproduce, translate, publish, use, and dispose of, and to authorize others so to do, any and all copyrighted or copyrightable material created by Advisor as a result of work performed under this Agreement but not first produced or composed by Advisor in the performance of this Agreement, provided that the license granted by this paragraph shall be only to the extent Advisor now has, or prior to the completion of work under this Agreement or under any later agreements with UFP relating to similar work may acquire, the right to grant such licenses without UFP becoming liable to pay compensation to others solely because of such grant.

SECTION 6. NON-COMPETE AGREEMENT
6.1 Advisor acknowledges that UFP’s trade secrets, private or secret processes as they exist from time to time, and information concerning customers and their identity, products, developments, manufacturing techniques, new product plans, equipment, inventions, discoveries, patent applications, ideas, designs, engineering drawings, sketches, renderings, other drawings, manufacturing and test data, computer programs, progress reports, materials, costs, specifications, processes, methods, research, procurement and sales activities and procedures, promotion and pricing techniques, and credit and financial data concerning customers of UFP, as well as information relating to the management, operation, or planning of UFP, herein the (“Proprietary Information”) are valuable, special, and unique assets of UFP, access to and knowledge of which may be essential to the performance of Advisor’s duties under this Agreement. In light of the highly competitive nature of the industries in which UFP conducts businesses, Advisor agrees that all Proprietary Information obtained by Advisor as a result of his relationship with UFP shall be considered confidential. In recognition of this fact, Advisor agrees that except as may be necessary for UFP’s benefit, in Advisor’s reasonable judgment, Advisor will not, during and after the Non-Compete Period, disclose any of such Proprietary Information to any person or entity for any reason or purpose whatsoever without the written consent of UFP, and Advisor will not make use of any Proprietary Information for Advisor’s own purposes or for the benefit of any other person or entity (except UFP) under any circumstances.
6.2 In order to further protect the confidentiality of the Proprietary Information and in recognition of the highly competitive nature of the industries in which UFP conducts its businesses, and for the consideration set forth herein, Advisor further agrees that during and for the period commencing on July 21, 2009 and ending on July 21, 2012 (the “Non-Compete Period”):
(a) Advisor will not directly or indirectly engage in any Business Activities (hereinafter defined), other than on behalf of UFP, whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly-traded corporation), advisor, agent, or other participant, in any geographic area in which the products or services of UFP have been distributed or provided immediately prior to or during the Consulting Term. For purposes of this Agreement, the term “Business Activities” shall mean the design, development, manufacture, sale, marketing, or servicing of UFP’s products, together with all other activities engaged in by UFP or any of its subsidiaries at any time immediately prior to the Consulting Term, and activities in any way related to activities with respect to which Advisor renders consulting services under this Agreement.

(b) Advisor will not directly or indirectly engage in any of the Business Activities (other than on behalf of UFP) by supplying products or providing services to any customer with whom UFP has done any business during the consulting relationship with UFP, whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than one percent (1%) of the outstanding capital stock of a publicly traded corporation), advisor, agent, or other participant.
(c) Assistance to Others. Advisor will not directly or indirectly assist others in engaging in any of the Business Activities in any manner prohibited to Advisor under this Agreement.
(d) UFP’s Employees. Advisor will not directly or indirectly induce employees of UFP to engage in any activity hereby prohibited to Advisor or to terminate their employment with UFP.
SECTION 7. INTERPRETATION.
Although Advisor and UFP consider the restrictions contained in Sections 6.1 and 6.2 of this Agreement reasonable for the purpose of preserving the goodwill, proprietary rights, and going concern value of UFP, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 6.2 is an unenforceable restriction on the activities of Advisor, the provisions of such restriction shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable. Alternatively, if the court referred to above finds that any restriction contained in Section 6.2 or any remedy provided in Section 7 of this Agreement is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained in this Agreement or the availability of any other remedy. The provisions of Sections 6.1 and 6.2 shall in no respect limit or otherwise affect the obligations of Advisor under other agreements with UFP.

SECTION 8. REMEDIES.
Advisor acknowledges and agrees that UFP’s remedy at law for a breach or threatened breach of any of the provisions of Section 5 or Section 6 of this Agreement would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by Advisor of any of the provisions of Section 5, Advisor agrees that, in addition to its remedies at law, at UFP’s option, all rights of Advisor, and obligations of UFP, under this Agreement may be terminated. UFP shall be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available. UFP shall not be required to post bond, and Advisor agrees not to oppose UFP’s request for equitable relief. Advisor acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach of Section 5 or Section 6, and consequently agrees upon any such breach or threatened breach to the granting of injunctive relief prohibiting the design, development, manufacture, marketing or sale of products and providing of services of the kind designed, developed, manufactured, marketed, sold or provided by UFP or its subsidiaries during the term of Advisor’s relationship with UFP. Nothing contained in this Section 7 shall be construed as prohibiting UFP from pursuing, in addition, any other remedies available to it for such breach or threatened breach.
SECTION 9. MISCELLANEOUS PROVISIONS.
9.1 Assignment. Except as otherwise provided herein, this Agreement shall not be assignable by either party, except by UFP to any subsidiary or affiliate of UFP (now or hereafter existing) or to any successor in interest to UFP’s business, provided that in the case of assignment to an affiliate or subsidiary, UFP shall remain liable as a guarantor for any payments due to Advisor hereunder.
9.2 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors, and assigns of the parties.
9.3 Notice. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, postage prepaid, addressed to the parties at the address stated on the first page of this Agreement. The address of a party to which notices or other communications shall be mailed may be changed from time to time by giving written notice to the other party.
9.4 Litigation Expense. In the event of a default under this Agreement, the defaulting party shall reimburse the non-defaulting party for all costs and expenses reasonably incurred by the non-defaulting party in connection with the default, including without limitation reasonable attorney’s fees. The non-defaulting party may seek reimbursement in a court of competent jurisdiction. Additionally, in the event a suit or action is filed to enforce this Agreement or with respect to this Agreement, the prevailing party or parties shall be reimbursed by the other party for all costs and expenses incurred in connection with the suit or action, including without limitation reasonable attorney’s fees at the trial level and on appeal.

9.5 Waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.
9.6 Applicable Law. This Agreement shall be governed by and shall be construed in accordance with the laws of the State of Michigan.
9.7 Entire Agreement. This Agreement constitutes the entire Agreement between the parties pertaining to its subject matter, and it supersedes all prior contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties.

UNIVERSAL FOREST PRODUCTS, INC.:

By:

Its:

ADVISOR:

William G. Currie

SCHEDULE 2.5
Stock Options

Grant Date of Option:	April 17, 2002	March 1, 2003
Date Exercisable:	April 17, 2011	March 1, 2012
Expiration Date of Option:	April 17, 2012	March 1, 2013
Exercise Price:	$24.46	$17.10
Number of Shares:	30,000	30,000
Stock Grant

Date of Grant:	April 17, 2002

Number of Shares:	10,000

Conditions to Grant:	Shares are granted upon the first to occur of:
(1) Advisor’s 65th birthday;
(2) A change in control; or
(3) Advisor’s death.